Exhibit 21.1

LIST OF SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction of Incorporation
BlackLine Intermediate, Inc.	Delaware
BlackLine Systems, Inc.	Delaware
BlackLine CV, LLC	Delaware
BlackLine Coop, LLC	Delaware
Runbook Company Inc.	Delaware
BlackLine Systems Pty Ltd.	Australia
BlackLine Systems, Ltd.	Canada
BlackLine Systems S.a r.l.	France
BlackLine Systems Gmb H	Germany
Runbook, C.V.	Netherlands
BlackLine Coöperatief U.A.	Netherlands
Runbook Company BV	Netherlands
Runbook IP BV	Netherlands
Runbook International BV	Netherlands
BlackLine Systems Pte. Ltd.	Singapore
BlackLine Systems Limited	United Kingdom